Exhibit 10.12

HELOC FLOW PURCHASE AND SERVICING AGREEMENT

by and between

PennyMac Loan Services, LLC,

as Seller and Servicer,

and

PennyMac Corp.,

as Purchaser

Dated as of February 25, 2019

Page

Article 1 definitions and construction		1
1.1	Definitions	1
1.2	Interpretation Provisions.	10
Article 2 purchase and sale		10
2.1	Purchase and Sale of Acquired Assets	10
2.2	Assumed Liabilities	11
2.3	Excluded Liabilities	11
Article 3 Purchase price; closing		11
3.1	Purchase Price	11
3.2	Closing	12
3.3	Seller Closing Deliveries	12
3.4	Purchaser Closing Deliveries	12
3.5	Correction for Errors	12
Article 4 representations and warranties of Seller		12
4.1	Organization, Qualification and Standing	12
4.2	Authority, Non-Contravention, Required Filings	13
4.3	Title to Assets	13
4.4	Representations and Warranties as to Individual HELOCs	13
4.5	Compliance with Law	13
4.6	Litigation	14
4.7	Required Consents. .	14
4.8	Fair Consideration.	14
4.9	Sale Treatment. .	14
4.10	Ordinary Course. .	14
4.11	MERS Member. .	15
4.12	No Brokers or Finders	15
Article 5 representations and warranties of Purchaser		15
5.1	Organization, Power and Standing	15
5.2	Authority, Non-Contravention, Required Filings	15
5.3	Compliance with Law	16
5.4	Regulatory Consents	16

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5.5	Litigation	16
5.6	Sufficient Funds Available	16
5.7	No Brokers or Finders	16
5.8	Sophisticated Investor..	16
Article 6 covenants		17
6.1	Access to Information; Confidentiality	17
6.2	Mortgage Loan Schedule	18
6.3	Mortgage Files; Due Diligence	18
6.4	Protection of Consumer Information	18
Article 7 conditions		19
7.1	Conditions to the Obligations of the Parties	19
7.2	Conditions to the Obligations of Purchaser	19
7.3	Conditions to the Obligations of Seller	19
Article 8 SERVICING OF LOANS		20
8.1	Seller to Act as Servicer.	20
8.2	Servicing Compensation. .	20
8.3	HELOC Draws.	20
8.4	Additional HELOC-Specific Servicing Obligations..	21
8.5	Notice to Mortgagors..	21
8.6	Establishment of and Deposits to the Custodial Account.	21
8.7	Permitted Withdrawals From Custodial Account.	21
8.8	Servicing Advances.	22
8.9	Superior Liens..	22
8.10	Fidelity Bond, Errors and Omissions Insurance.	22
8.11	Right to Examine Servicer Records.	22
Article 9 indemnification and REPURCHASE		23
9.1	Indemnification and Limitation on Liability Related to Servicing	23
9.2	Repurchase Obligations Related to HELOCs.	23
9.3	Indemnification Related to HELOCs..	24
Article 10 miscellaneous		24
10.1	Public Announcements	24

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10.2	Expenses	24
10.3	Notices	25
10.4	Entire Agreement; Modification	25
10.5	Severability	25
10.6	No Waiver; Cumulative Remedies	25
10.7	Governing Law	26
10.8	WAIVER OF TRIAL BY JURY.	26
10.9	SUBMISSION TO JURISDICTION; WAIVERS..	26
10.10	Counterparts.	26
10.11	Assignments	26
10.12	No Third Party Beneficiaries	26
10.13	Further Assurances	27
10.14	No Solicitation	27
10.15	Amendment	27

Schedules and Exhibits

Schedule 1 Servicing Fees

Exhibit AContents of Collateral File

Exhibit BRepresentations and Warranties as to Individual HELOCs

Exhibit CForm of Purchase Confirmation

iii

HELOC FLOW PURCHASE AND SERVICING AGREEMENT

This HELOC FLOW PURCHASE AND SERVICING AGREEMENT (this “Agreement”) is made as of February 25, 2019, by and between PennyMac Loan Services, LLC, a Delaware limited liability company (“Seller”), and PennyMac Corp., a Delaware corporation (“Purchaser”).  Each of Seller and Purchaser may be referred to, individually, as a “Party” or, collectively, as the “Parties.”

WHEREAS, Seller is in the business of making variable rate, open-end home equity mortgage loans to individuals, the repayment of which is secured by a first or second lien mortgage on such individuals’ residences.

WHEREAS, Seller desires to sell, from time to time, and Purchaser desires to purchase and accept, from time to time, the Acquired Assets (as defined herein), including the related Servicing Rights (as defined herein), on a servicing-released basis, subject to the terms and conditions described in this Agreement.

WHEREAS, Purchaser desires to have Seller service the HELOCs on behalf of Purchaser, and Seller desires to service the HELOCs on behalf of Purchaser.

WHEREAS, Purchaser and Seller wish to prescribe the manner of purchase, conveyance, management, servicing and control of the HELOCs.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties, intending to be legally bound hereby, do agree as follows:

Article 1
definitions and construction

1.1Definitions. For purposes of this Agreement, the following terms shall have the meanings designated to them under this Article 1, unless otherwise specifically indicated:

“Accepted Servicing Practices” shall mean, with respect to a particular HELOC, adherence to (i) those customary or usual servicing standards, practices or policies (as applicable) of prudent institutions that service home equity line of credit loans in the jurisdiction where the related Mortgaged Property (as applicable) is located, (ii) applicable Laws, (iii) the terms of the documents contained in the related Mortgage File, and (iv) the provisions of Article IV of the Existing Servicing Agreement.

“Acquired Assets” shall have the meaning set forth in Section 2.1.

“Action” shall mean any action, claim, suit, litigation, proceeding, arbitration, mediation, audit, investigation or dispute.

“Additional Balance” shall mean, as to any HELOC, any future Draw made by the related Mortgagor pursuant to such HELOC after the related Closing Date.

“Affiliate” shall mean, as to any specified Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control,” “controlled by” or “under common control with” shall mean the possession of the power to direct or cause the direction of management and policies of such Person, whether through direct or indirect the ownership of voting securities or otherwise; provided, however, that, as to Purchaser, the term shall be limited to PennyMac Mortgage Investment Trust and its wholly-owned subsidiaries and, as to Seller and Servicer, the term shall be limited to PennyMac Financial Services, Inc. and its wholly-owned subsidiaries.

“Agreement” shall have the meaning set forth in the Preamble.

“ALTA”:  The American Land Title Association or any successor thereto.

“Ancillary Income” has the meaning set forth in the Existing Servicing Agreement.

“Applicable Requirements” shall mean, as of the time of reference, (a) all applicable Laws relating to the management and sale of real property, the solicitation, underwriting, origination (including the taking, processing or underwriting of the relevant HELOC application, the provision of collateral valuation services of the relevant HELOC, the provision of settlement services or each Closing or funding of the relevant HELOC), sale, pooling, servicing, subservicing or enforcement of, or filing of claims in connection with, any HELOC at the relevant time, (b) all of the terms of the Credit Agreement, security instrument and any other related loan documents relating to each HELOC, (c) any Laws applicable to any HELOC, (d) all obligations to, or Contracts with, any insurer, Investor or Governmental Entity, including any rules, regulations, guidelines, underwriting standards, handbooks and other binding requirements and guidelines of any Governmental Entity, insurer or Investor, applicable to any HELOC, and (e) all underwriting, originating and servicing guidelines and requirements of Seller at the relevant time.

“Assignment of Mortgage” shall mean an assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, that when properly completed and recorded, is sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to give record notice of the sale of the HELOC to Purchaser or its designee.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Bank” means City National Bank, in its capacity as bank with respect to the Dedicated Account Control Agreement.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks or savings and loan institutions are required or authorized by Law to be closed in the states of California, Texas, or New York.

“Charges” shall mean all taxes, ground rents, government assessments, hazard and mortgage insurance premiums, water, sewer, municipal charges and common charges of condominiums, homeowners’ associations or planned unit developments and similar charges relating to the HELOCs.

“Closing” shall have the meaning set forth in Section 3.2.

“Closing Date” The date or dates on which the Purchaser, from time to time, shall purchase, and the Seller, from time to time, shall sell, HELOCs and the Servicing Rights related to such HELOCs.  Each Closing Date shall be the date designated as such in the related Purchase Confirmation.

“Collateral File” shall mean the documents customarily held by the Custodian, including the documents listed on Exhibit A.

“Consent” shall mean any and all notices to, consents, approvals, clearances, ratifications, permissions, authorizations or waivers from Third Parties, including from any Governmental Entity.

“Consumer Information” shall mean any personally identifiable information in any form (written electronic or otherwise) relating to a Mortgagor, including, but not limited to: a Mortgagor’s name, address, telephone number, social security number, loan number, loan payment history, delinquency status, insurance carrier or payment information, tax amount or payment information; the fact that the Mortgagor has a relationship with Seller or the originator of the related HELOC, and any other non-public personally identifiable information.

“Contract” shall mean all agreements, contracts, subcontracts, leases (whether for real or personal property), purchase orders, covenants not to compete, confidentiality agreements, licenses, instruments, notes, options and warranties to which Seller is a party or by which Seller or any of the Acquired Assets are bound.

“Court Order” shall mean any judgment, decision, decree, consent decree, writ, injunction, ruling or order of any Governmental Entity that is binding on any Person or its property under applicable Laws.

“Credit Agreement” shall mean with respect to each HELOC, the home equity line of credit agreement between Seller and a Mortgagor evidencing the indebtedness of such Mortgagor secured by a Mortgage, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Credit Limit” shall mean, as to any HELOC, the maximum loan balance permitted under the terms of the related Credit Agreement.

“Custodial Agreement” shall mean, with respect to any HELOC, the custodial agreement among Purchaser, the Custodian and any other parties named therein governing the retention of the Collateral Files.

“Custodian” shall mean, with respect to any Custodial Agreement, the custodian thereunder or its successor in interest or permitted assign, or any successor to the Custodian under the Custodial Agreement, as therein provided.

“Damages” shall mean any and all damages, injuries, charges, judgments, awards, liabilities, losses, indebtedness, burdens, Claims, demands, actions, suits, proceedings, payments, settlements, assessments, deficiencies, Taxes, interest, penalties, obligations, claims of any kind or nature, fines and costs and expenses (including reasonable attorneys’ fees and expenses and any costs and expenses in connection with the enforcement of a party’s right to indemnification under this Agreement).

“Dedicated Account” means the account established by the Bank subject to a Dedicated Account Control Agreement, into which the Minimum Balance shall be deposited.

“Dedicated Account Control Agreement” means any agreement between Servicer, Purchaser, and the Bank in form and substance acceptable to Servicer, as the same may be amended from time to time.

“Delinquent” shall mean, any HELOC with respect to which the scheduled combined payment of principal and interest payable by a Mortgagor under the related Credit Agreement on a due date is not received, based on the Mortgage Bankers Association method of calculating delinquency.

“Draw” shall mean, with respect to any HELOC, an additional extension of credit by the related Mortgagor subsequent to the related Closing Date in accordance with the related Credit Agreement.

“Draw Period” shall mean, with respect to any HELOC, the period specified in the related Credit Agreement during which the related Mortgagor is permitted to make Draws.

“Early Payment Default” means when any minimum monthly payment due to the Purchaser from the Mortgagor on a HELOC, as required under the related Credit Agreement,  becomes (30) days or more delinquent on or prior to one-hundred twenty (120) days after the related Closing Date. However, no Early Payment Default shall be deemed to occur where the Mortgage becomes delinquent due to an administrative error by the Servicer in connection with the application of payments relating to a servicing transfer so long as the Mortgagor resumes timely payment within sixty (60) days of the related Closing Date.

“Encumbrance” shall mean any lien, mortgage, deed of trust, right-of-way, right of setoff, assessment, security interest, pledge, lease, attachment, adverse claim, levy, charge, easement, restriction, license, encumbrance, or other similar restriction or any conditional sale Contract, title retention Contract, option to purchase or lease, right of first refusal or offer, restriction on transfer, preemptive right or other Contract giving rise to any of the foregoing.

“Escrow Accounts” shall mean all escrow and impound accounts relating to the HELOCs including, without limitation, all accounts established for purposes of receiving funds for Escrow Payments, suspense, buydown funds, unapplied balances, replacement reserve balances, loss draft balances (including interest accrued thereon for the benefit of the Mortgagors under the HELOCs if required by applicable Law or the applicable Mortgage Files), completion escrow monies and any other miscellaneous cash balances held with respect to the HELOCs.

“Escrow Payments” shall mean, with respect to any HELOC, to the extent applicable, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, flood insurance premiums, condominium charges and other payments required to be escrowed by the Mortgagor with the

Mortgagee pursuant to the terms of any HELOC, the related Mortgage or any other document in the related Mortgage File or Collateral File.

“Excluded Liabilities” shall have the meaning set forth in Section 3.

“Existing Servicing Agreement” shall mean the Third Amended and Restated Flow Servicing Agreement, dated September 12, 2016, by and between Servicer and PennyMac Operating Partnership, L.P., a Delaware limited partnership, as the same may be amended from time to time.

“Fannie Mae” shall mean the entity formally known as the Federal National Mortgage Association (FNMA) or any successor thereto.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such day is not a Business Day or the Federal Funds Rate is not so published for any day, the Federal Funds Rate for such day shall be such rate on such transactions on the next Business Day as so published on the next succeeding Business Day.

“Final Purchase Price” shall have the meaning set forth in Section 3.5(b).

“FIRREA” shall mean, Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and any regulations promulgated thereunder, each as amended, and in effect as of the applicable date of determination.

“Freddie Mac” shall mean the entity formally known as the Federal Home Loan Mortgage Corporation (FHLMC) or any successor thereto.

“Fundamental Representations” shall mean, with respect to Seller, the representations in Sections 4.1, 4.2(a), 4.2(b), 4.2(c)(i), 4.2(c)(iv), 4.3 and 4.8 and, with respect to Purchaser, the representations in Sections 5.1, 5.2(a), 5.2(b), 4.2(c)(i) and 5.2(c)(iv).

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Entity” shall mean any applicable national, supranational, federal, state, local, provincial or other governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“HELOCs” shall mean all adjustable-rate, first and second lien revolving home equity line of credit loans identified on the related Mortgage Loan Schedule including, to extent related thereto, all scheduled and unscheduled payments, liquidation proceeds, insurance proceeds, condemnation proceeds, real estate owned disposition proceeds, any escrow amounts related to the HELOC, all Additional Balances with respect thereto, the related Mortgage Files and all other rights, benefits, proceeds and obligations arising from or in connection with the HELOC.

“HELOC Funding Account” shall mean an account established by the Servicer for the funding of Draws.

“HELOC Interest Rate” shall mean the rate of interest borne on such HELOC in accordance with the applicable Credit Agreement.

“High Cost Loan” shall mean a HELOC that is (a) a “high cost” mortgage loan under the Home Ownership and Equity Protection Act of 1994, as amended, (b) a “high cost home,” “threshold,” “covered,” “high risk home,” “predatory,” “abusive,” or similarly defined loan, including refinance loans, under any other applicable state, federal or local law or regulation (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) categorized as High Cost pursuant to Appendix E of Standard & Poor’s LEVELS® Glossary, as revised from time to time.  For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

“IFRS” shall mean International Financial Reporting Standards.

“Interest Rate Adjustment Date” shall mean, with respect to each HELOC, the date of the daily or other periodic interest rate adjustments applied to the daily outstanding balance of the HELOC under the terms of the Credit Agreement.

“Investor” shall mean, as applicable, the private investor which owns or holds HELOCs or any interest therein, or provides any credit support or insurance against any default on the underlying HELOCs, which HELOCs are serviced by Seller pursuant to this Agreement.

“Law” shall mean any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, Court Order, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liability” shall mean, with respect to any Person, any direct or indirect liability, indebtedness, obligation, commitment, burden, charge, expense (including interest and penalties due and payable with respect to attorneys’ and other professional fees and expenses in connection with any claim whether involving a third party or any claim solely between the parties), Claim, settlement payment, judgment, fine, penalty, assessment, deficiency, guaranty or endorsement of or by such Person of any type, whether accrued, absolute, fixed, contingent, matured, unmatured, liquidated, unliquidated, asserted, unasserted, known, unknown, foreseeable, unforeseeable, determined, determinable or otherwise, implied, vicarious, derivative, joint, several, secondary, insured or uninsured, whenever or however arising (including, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Material Adverse Effect” shall mean any event, occurrence, effect, matter, change, development or state of facts that (a) has had or would reasonably be expected to have a material and adverse effect on the Acquired Assets or Assumed Liabilities, in each case taken as a whole, (b) has had or would reasonably be expected to have a material and adverse effect on the legality, validity or enforceability of this Agreement or Seller’s ability to perform in any material respect on a timely basis its obligations under this Agreement, or (c) prevents, materially delays or materially impairs, or would be reasonably likely to prevent, materially delay or materially impair, the ability of Seller from consummating the transactions contemplated by this Agreement; provided, however, that in the case of clause (a) only, “Material Adverse Effect” shall not include any circumstance, change in or effect on the Acquired Assets or Assumed Liabilities to the extent arising out of or attributable solely to (i) changes in general economic, legal, regulatory or political conditions (including the outbreak or escalation of hostilities or acts of terrorism to the extent not directly impacting facilities or systems of the Acquired Assets or Assumed Liabilities), (ii) changes after the date hereof in general financial and capital market conditions, including interest rates, or changes therein, (iii) changes in general industry conditions affecting the mortgage industry generally, (iv) changes in law, IFRS, GAAP or regulatory accounting principles, or authoritative interpretations thereof or (v) any action or omission required to be taken or required to be omitted to be taken pursuant to the express terms of this Agreement; except to the extent any such circumstance, change or effect arising out of or attributable to clauses (i), (ii), (iii) and (iv) is disproportionately adverse to the business, operations, results of operations or the financial condition of the Acquired Assets or Assumed Liabilities, taken as a whole, as compared to other similar companies in the mortgage industry generally.

“Minimum Balance” shall have the meaning set forth in Section 8.3(c).

“Mortgage” shall mean a mortgage, deed of trust or other instrument creating a first or second lien on the Mortgaged Property, as applicable, securing the Credit Agreement.

“Mortgage Interest Rate” shall mean, with respect to each HELOC, the annual rate at which interest accrues on such HELOC from time to time in accordance with the provisions of the related Credit Agreement.

“Mortgage Loan Schedule” shall mean the schedule of HELOCs in an electronic file in a format mutually agreed by the Parties containing the data fields for the HELOCs sold as of the particular Closing Date with the name of the file identified on Schedule 1 to the related Purchase Confirmation.

“Mortgaged Property” shall mean, with respect to a particular HELOC, a Mortgagor’s real property securing repayment of the related Credit Agreement, consisting of a fee simple interest in a single parcel of real property improved by a residential dwelling.

“Mortgage File” shall mean, with respect to any HELOC, any origination, servicing, escrow and other documents or instruments pertaining to such HELOC, which may be originals, copies or electronically imaged and indexed, which are in the possession of or under the control of Seller or any agent or vendor of Seller, that are necessary or used in the ordinary course of business to service or own such HELOC in accordance with the Applicable Requirements.

“Mortgagee” shall mean, with respect to any HELOC, the mortgagee or beneficiary named in the related Mortgage and the successors and assigns of such mortgagee or beneficiary.

“Mortgagor” shall mean, with respect to any HELOC, the borrower on the related Credit Agreement.

“Obligor” shall mean any Person that is a borrower or guarantor on a Credit Agreement.

“Other Fees” shall mean any additional Other Fees set forth in Schedule 1 of this Agreement.

“Organizational Documents” shall mean, as to any Person, as applicable, its certificate of incorporation and by-laws, its certificate of formation and limited liability company agreement, or any equivalent documents under the applicable Law of such Person’s jurisdiction of organization.

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Person” shall mean any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture or Governmental Entity.

“Purchase Price” shall mean, with respect to each HELOC, as more specifically set forth in the related Purchase Confirmation, (i) (A) the unpaid principal balance of such HELOC as of the related Closing Date, multiplied by (B) the Purchase Price Percentage for the HELOCs, plus (ii) accrued interest on such unpaid principal balance at the HELOC Interest Rate, from the last interest paid-to date through the business day before the related Closing Date, plus (iii) a HELOC Origination Fee of $1,500.

“Purchase Price Percentage for HELOCs” shall mean the percentage set forth in the related Purchase Confirmation.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchase Confirmation” shall mean, with respect to each HELOC sold on a Closing Date, an agreement, in substantially the form attached hereto as Exhibit C, by and between the Seller and the Purchaser, confirming the sale by the Seller and purchase by the Purchaser of the HELOCs set forth in the related Mortgage Loan Schedule.

“Repurchase Price” shall mean, with respect to such HELOC, (i) (A) the unpaid principal balance of such HELOC as of the related repurchase date, multiplied by (B) the Purchase Price Percentage for the HELOC as set forth in the related Purchase Confirmation, plus (ii) accrued interest on such unpaid principal balance at the HELOC Interest Rate, from the last interest paid-to date through the Business Day before the related repurchase date, plus (iii) the HELOC Origination Fee of $1,500.

“Seller” shall have the meaning set forth in the Preamble.

“Servicer” means PennyMac Loan Services, LLC or its successor in interest or any permitted assignee or designee under this Agreement as herein provided and as provided in Section 8.02 of the Existing Servicing Agreement.

“Servicing Advances” shall mean all customary, reasonable and necessary “out‑of‑pocket” costs and expenses (including reasonable attorneys’ fees and disbursements) incurred (regardless if any such advance is not, in the reasonable determination of the Servicer, a Nonrecoverable

Advance when made but, thereafter, becomes a Nonrecoverable Advance) in the performance by the Servicer of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property or REO Property, (b) any fees relating to any enforcement or judicial proceedings, excluding foreclosures, (c) amounts advanced to correct defaults on any mortgage loan or lien which is senior to the HELOC and amounts advanced to keep current or pay off a mortgage loan or lien that is senior to the HELOC, (d) any appraisals, valuations, broker price opinions, inspections, or environmental assessments, (e) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage, (f) taxes, assessments, water rates, sewer rents, mortgage insurance premiums, fire and hazard insurance premiums, flood insurance premiums and other charges which are or may become a lien upon the Mortgaged Property, and (g) executing and recording instruments of satisfaction, deeds of reconveyance.

“Servicing Fee” shall mean the fee charged by the Servicer for servicing the HELOCs during the related Servicing Period, on a monthly, per-HELOC basis, as set forth in attached Schedule 1 to this Agreement and shall constitute the Base Servicing Fee with respect to HELOCs under the Existing Servicing Agreement.

“Servicing Period” shall mean, with respect to each HELOC, the period commencing with the related Closing Date and ending with the related Outbound Transfer Date as defined in the Existing Servicing Agreement.

“Servicing Rights” shall mean any and all of the following: (a) any and all rights to administer and service the HELOCs; (b) any payments to or monies received for servicing the HELOCs; (c) any late fees, penalties or similar payments with respect to the HELOCs; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights; (e) rights to administer the Escrow Payments or other similar payments with respect to the HELOCs and any amounts actually collected with respect thereto and to receive interest on the Escrow Accounts where permitted by applicable Law, if applicable; (f) all accounts and other rights to payment related to any of the property described in this paragraph; (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the HELOCs or pertaining to the past, present or prospective servicing of the HELOCs; and (h) all rights, powers and privileges incident to any of the foregoing or to the extent they relate to such rights, all in accordance with Accepted Servicing Practices.

“Third Party” shall mean any Person other than the Parties or their respective Affiliates.

“Trailing Documents” shall mean mortgage loan documents that are required by a warehouse lender or an Investor pursuant to Applicable Requirements to be part of the Collateral File that, as of the time of reference, are (i) in the custody of counsel in accordance with Applicable Requirements or (ii) have been submitted for recording and have not yet been returned by the applicable recording office.

“Underwriting Guidelines” shall mean, as to any HELOC, the written underwriting guidelines, policies and procedures pursuant to which such HELOC was underwritten then in effect on the origination date for such HELOC and reasonably acceptable to Purchaser.

1.2Interpretation Provisions.

(a)The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(b)The terms “include” and “including,” and variations thereof, are not limiting but rather shall be deemed to be followed by the words “without limitation.”

(c)References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

(e)Whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(f)The Schedules and Exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of this Agreement.

(g)References to “written” or “in writing” include in electronic form.

(h)Any capitalized terms used but not defined herein shall have the meanings as set forth in Section 1.01 of the Existing Servicing Agreement.

Article 2
purchase and sale

2.1Purchase and Sale of Acquired Assets. Subject to the terms and conditions set forth in this Agreement, in exchange for payment of the related Purchase Price on the related Closing Date, from time to time, Seller agrees to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser, from time to time, agrees to purchase and accept, all of Seller’s right, title and interest in and to the Acquired Assets. As used in this Agreement, “Acquired Assets” shall mean:

(a)the HELOCs and the related Servicing Rights, as set forth on the related Mortgage Loan Schedule, on a servicing-released basis;

(b)the related Mortgage Files and Collateral Files;

(c)the related Escrow Accounts, if applicable; and

(d)all claims, counterclaims, defenses, causes of action, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind against any Third Party, to the extent relating to any Assumed Liabilities or the Acquired Assets;

The sale of each HELOC and related Servicing Rights shall be reflected on the Seller’s balance sheet and other financial statements, tax returns and business records as a sale of assets by the Seller.  All payments of principal and interest received on or after the related Closing Date shall belong to Purchaser.  Upon the sale of the HELOCs, the ownership of each related Mortgage File and Collateral File shall vest immediately in Purchaser and the ownership of all records and documents with respect to each related HELOC prepared by or which come into the possession of Seller shall vest immediately in Purchaser and be held in trust for Purchaser’s benefit by the Seller or Servicer (in the case of Collateral Files or Trailing Documents, until delivered to Custodian).

2.2Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, Purchaser hereby assumes, and agrees to pay or otherwise perform or discharge when due, the following Liabilities (collectively, the “Assumed Liabilities”):

(a)all Liabilities arising after each Closing Date in connection with the HELOCs, except to the extent arising from or relating to any act or failure to act of Seller or Servicer, including any breach, default, violation, non-payment or omission with respect to an Acquired Asset, occurring prior to each Closing Date;

(b)the obligation to fund Draws subject to the provisions of Section 8.3 of this Agreement, and

(c)any accrued and unpaid charges, fees and expenses related to the Acquired Assets, to the extent arising out of activities occurring after each Closing.

2.3Excluded Liabilities. Purchaser shall not assume, nor become responsible for, any other Liability of Seller, including Liabilities in respect of or relating to the Acquired Assets to the extent arising prior to each Closing (collectively, the “Excluded Liabilities”), including any Liabilities arising from or involving allegations of improper origination or servicing of any HELOC prior to each Closing Date, or fraud, misappropriation of funds, gross negligence, willful misconduct or illegal or tortious action or failure to act of Seller, Servicer or any originator or prior owner or servicer of any HELOC or any agent of any of the foregoing prior to each Closing Date.

Article 3
Purchase price; closing

3.1Purchase Price. On or prior to each Closing Date, Seller and Purchaser shall mutually agree on the final form of Purchase Confirmation.  On the terms and subject to the conditions set forth in this Agreement and the related Purchase Confirmation, in consideration of the sale of the Acquired Assets, at each Closing, Purchaser shall pay to Seller an amount in cash equal to the Purchase Price, calculated based on the Purchase Confirmation and subject to post-Closing adjustment as set forth in Section 3.5.

3.2Closing. On the terms and subject to the conditions set forth in this Agreement, the sale, conveyance, assignment, transfer and delivery of the Acquired Assets and the assumption of the Assumed Liabilities contemplated by this Agreement (collectively, a “Closing”) shall take place via the delivery of executed documents and applicable closing deliverables through personal delivery, electronic mail, or electronic signature by each Party on each Closing Date.

3.3Seller Closing Deliveries. At each Closing, Seller shall deliver and release, or cause to be delivered and released, to Purchaser or its designee the following:

(a)duly executed counterpart to the related Purchase Confirmation;

3.4Purchaser Closing Deliveries. At each Closing, Purchaser shall deliver, or cause to be delivered, to Seller the following:

(a)the related Purchase Price, by wire transfer of immediately available funds to a bank account or accounts designated by Seller;

(b)duly executed counterpart to the related Purchase Confirmation;

3.5Correction for Errors.  If, within six (6) months after any Closing Date, the outstanding principal balance of any HELOC as of the related Closing Date is found to be in error, or if for any reason the related Purchase Price or such other amounts in the related Purchase Confirmation is or are found to be in error, the Parties shall mutually agree to an appropriate adjustment (and an associated reconciliation statement or other such documentation with respect to such adjustment), and the Party benefiting from the error shall pay an amount sufficient to correct and reconcile the Purchase Price or such other amounts as mutually agreed by the Parties.  Such amounts shall be paid by the applicable Party within ten (10) Business Days from receipt of satisfactory written verification of amounts due.

Article 4
representations and warranties of Seller

As an inducement for Purchaser to enter into this Agreement and each Purchase Confirmation, Seller represents and warrants to Purchaser as of each related Closing Date as follows:

4.1Organization, Qualification and Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware.  The Seller (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to transact business in and is in good standing under the laws of each state where a Mortgaged Property is located or is otherwise exempt from such qualification or not required under applicable law to effect such qualification, and (iii) no demand for such qualification has been made upon the Seller by any state having jurisdiction, and in any event the Seller is or will be in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Credit Agreement and the sale of the HELOCs and Servicing Rights as contemplated by the Agreement.

4.2Authority, Non-Contravention, Required Filings.

(a)Seller has the requisite organizational power and authority to execute and deliver this Agreement and each Purchase Confirmation and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Purchase Confirmation by Seller, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary organizational action on the part of Seller.

(b)This Agreement and each Purchase Confirmation has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms, in each case subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at Law).

(c)The execution and delivery of this Agreement by Seller do not, the execution and delivery of each Purchase Confirmation by Seller, the performance by Seller of its obligations hereunder or thereunder, and the consummation by Seller of the transactions contemplated hereby or thereby do not, (i) contravene any provision of the Organizational Documents of Seller, (ii) constitute a breach, violate the terms, conditions or provisions of, or result in a material default under, or give to others any rights of termination, amendment, acceleration or cancellation of any Contract, (iii) result in the creation of any Encumbrance upon the Acquired Assets or (iv) violate in any material respect any provision of any Law to which Seller is subject, prevent or materially delay the ability of Seller to consummate the transactions contemplated by this Agreement, or materially and adversely affect the value of or the interest of the Purchaser in the related HELOCs.

(d)Seller has all permits, licenses and registrations issued by or obtained from a Governmental Entity that are required in connection with the Acquired Assets.

4.3Title to Assets. As of each Closing Date, Seller has good and valid title to and ownership of the Acquired Assets, in each case free and clear of all Encumbrances, and full right and authority to sell and assign the same.

4.4Representations and Warranties as to Individual HELOCs (a). As to each HELOC and the related Mortgage File and Collateral File, the Seller makes the representations and warranties set forth on Exhibit B to the Purchaser as of the related Closing Date or such other date specified in Exhibit B.

4.5Compliance with Law. Seller is in compliance with all Laws applicable to the Acquired Assets, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and Seller has not received any written or, to Seller’s knowledge, oral notice alleging any noncompliance with any applicable Law with respect to its operation of the Acquired Assets or that Seller is under any investigation by any Governmental Entity for such alleged noncompliance with respect to its operation of the Acquired Assets, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.6Litigation.

(a)There is no Action pending or, to Seller’s knowledge, threatened in writing against Seller in connection with the Acquired Assets or the transactions contemplated hereby, other than those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially impair or delay Seller’s ability to consummate the transactions contemplated hereby.

(b)None of the Acquired Assets is subject to the provisions of any Court Order, other than those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)There is no Action pending, or to Seller’s knowledge, threatened, with respect to any Acquired Asset or the related Mortgage Property and nor does Seller know of any basis for any such Action arising from the condition of the Mortgaged Property or the origination or servicing of the HELOC. No Acquired Asset is subject to any outstanding litigation for fraud, origination, predatory lending, servicing or closing practices, and neither Seller nor any Acquired Asset is subject to any litigation that, if determined adversely, would materially and adversely affect the value of, or the interest of Purchaser in, any Acquired Asset.

4.7Required Consents.  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Seller of or compliance by the Seller with the Agreement or the terms of the HELOCs, the delivery of the Mortgage Files to the Purchaser, the sale of the HELOCs to the Purchaser or the consummation of the transactions contemplated by the Agreement, or if required, such consent, approval, authorization or order has been obtained prior to the related Closing Date.

4.8Fair Consideration.  The consideration received by the Seller upon the sale of the HELOCs under this Agreement shall constitute fair consideration and reasonably equivalent value for the HELOCs;

4.9Sale Treatment.  Seller has determined that the disposition of the HELOCs pursuant to the Agreement will be afforded sale treatment for tax and accounting purposes; and the sale of each HELOC shall be reflected on Seller’s balance sheet and other financial statements as a sale of assets by Seller.

4.10Ordinary Course.  The consummation of the transactions contemplated by the Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the HELOCs, including the Mortgage Notes, the Mortgages and/or the Servicing Rights, by the Seller pursuant to the Agreement are not subject to the bulk transfer laws or any similar statutory provisions in effect and applicable to this transaction.  Seller is solvent and the sale of the HELOCs will not cause Seller to become insolvent.  The sale of the HELOCs is not undertaken with the intent to hinder, delay or defraud any of Seller’s creditors.  The Seller has not filed a petition in bankruptcy or for protection under any other federal or state debtor relief law on or prior to each Closing Date.

4.11MERS Member.  The Seller is a member of MERS in good standing, and has complied with the rules and procedures of MERS in connection with the HELOCs registered with the MERS System.

4.12No Brokers or Finders. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Seller in connection with the transactions contemplated hereby.

Article 5
representations and warranties of Purchaser

Purchaser hereby makes, as of the date hereof, the following representations and warranties to Seller:

5.1Organization, Power and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Purchaser has the requisite corporate power and authority to own and operate its business as presently conducted. Purchaser is duly qualified to do business and in good standing in each jurisdiction where the operations of its business requires such qualification, except where the failure to be so qualified or in such good standing would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the ability of Purchaser to consummate the transactions contemplated by this Agreement.

5.2Authority, Non-Contravention, Required Filings.

(a)Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and each Purchase Confirmation and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Purchase Confirmation by Purchaser, and the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Purchaser.

(b)This Agreement and each Purchase Confirmation has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, in each case subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at Law).

(c)The execution and delivery of this Agreement and each Purchase Confirmation by Purchaser do not, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby will not, (i) contravene any provision of the Organizational Documents of Purchaser, (ii) constitute a breach, violate the terms, conditions or provisions of, or result in a material default under, or give to others any rights of termination, amendment, acceleration or cancellation of any contract or agreement to which Purchaser is a party or is otherwise bound, or (iii) violate in any material respect any provision of any Law to which Purchaser is subject, except, in the case of clause (ii) or (iii) above, for any such breaches, violations, defaults or other occurrences, if any, that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(d)Purchaser has all permits, licenses and registrations issued by or obtained from a Governmental Entity that are required in connection with the Acquired Assets.

5.3Compliance with Law. Purchaser is in compliance with all Laws applicable to its business, except where the failure to so comply would not, individually or in the aggregate, be materially adverse to Purchaser or materially impair or delay Purchaser’s ability to consummate the transactions contemplated hereby.

5.4Regulatory Consents. No Consent of or filing with any Governmental Entity is necessary or required of Purchaser in connection with the execution and delivery of this Agreement or the performance by Purchaser of its obligations hereunder.

5.5Litigation. There is no Action pending against Purchaser in connection with its business or the transactions contemplated hereby, other than those that would not, individually or in the aggregate, be materially adverse to Purchaser or materially impair or delay Purchaser’s ability to consummate the transactions contemplated hereby.

5.6Sufficient Funds Available. Purchaser has sufficient funds available to consummate the transactions contemplated by this Agreement, and to perform its obligations to be performed as of each Closing (including payment of the Purchase Price) and to pay the fees and expenses Purchaser incurred in connection with such transactions and obligations.

5.7No Brokers or Finders. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission from Purchaser in connection with the transactions contemplated hereby.

5.8Sophisticated Investor.  The Purchaser is a sophisticated institutional investor which has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of its investment in the HELOCs pursuant to this Agreement.

Article 6
covenants

6.1Access to Information; Confidentiality.

(a)Purchaser shall own and be vested with title to each HELOC, including the related Mortgage and Credit Agreement, as of each Closing Date. Notwithstanding the foregoing, any contents of any Mortgage File or Collateral File not delivered to Purchaser or its designee shall be possessed solely by Seller in trust for the benefit of Purchaser or its designee, as the case may be.  All rights arising out of the HELOCs, inclusive of the Servicing Rights, including, but not limited to, all funds received by Seller on or after the related Closing Date, other than those funds belonging to Seller as set forth herein, on or in connection with the HELOCs shall be vested in Purchaser or one or more designees of Purchaser and shall be held by Seller in trust for the benefit of Purchaser or the appropriate designee of Purchaser, as the case may be, as the owner of the HELOCs pursuant to the terms of this Agreement.

(b)Each Party and its Representatives (defined below) may not, without the prior written consent of the other Party, disclose to any Third Party any information regarding this Agreement or the transactions contemplated herein, except to the extent that such disclosure is (i) required to effect the transactions contemplated herein, (ii) required by Applicable Law, court order or regulation, or (iii) necessary to permit the audit of the accounts of a Party hereto.  Neither Party shall disclose any Confidential Information to any person unless such Person is an officer, director, employee, agent or other advisor or representative of such Party (the “Representatives”), has a need to know the Confidential Information, has been formally apprised prior to receipt of such Confidential Information of the obligations of such Party hereunder, and has agreed to keep the Confidential Information confidential. Each Party shall be responsible for a breach of this Section 6.1(b) by any of its Representatives.  In addition, each Party shall take all reasonable measures to ensure that the Confidential Information is not disclosed, published, released, transferred, duplicated or otherwise made available to others in contravention of the provisions of this Agreement. As used herein, “Confidential Information” shall mean the fact of and terms of this Agreement, and any data or information that is provided in connection with this Agreement or the transactions contemplated herein that is proprietary to the other Party and not generally known to the public, whether in tangible or intangible form, including, but not limited to, the following information: inventions, trade secrets, know-how, software, databases and customer lists.

(c)Purchaser and Seller acknowledge that an actual or threatened violation of the covenants contained in Sections 6.1 and 6.4 may cause the other Party and/or Persons obligated under or in connection with the HELOCs immediate and irreparable harm, damage and injury that cannot be fully compensated for by an award of damages or other remedies at law.  Accordingly, Purchaser or Seller, as applicable, shall be entitled, as a matter of right, to an injunction from any court of competent jurisdiction restraining any further violation by the other Party of this Agreement or Sections 6.1 or 6.4 without any requirement to show any actual damage or to post any bond or other security.  Such right to seek an injunction shall be cumulative and in addition to, and not in limitation of, any other rights and remedies that such Party may have at law or in equity.

6.2Mortgage Loan Schedule. No later than one Business Day prior to each Closing Date, Seller shall have delivered to Purchaser a Mortgage Loan Schedule reflecting all HELOCs to be sold on such Closing Date containing information current as of such date.

6.3Mortgage Files; Due Diligence.

(a)Seller shall, if requested by Purchaser, at a reasonable time prior to each Closing Date, (a) have delivered to Purchaser or its designee (which may include the Custodian) in escrow, pursuant to the terms of a mutually-agreeable bailee arrangement, for examination, imaged copies of the related Collateral Files for each HELOC, including the Assignment of Mortgage for loans not registered with MERS pertaining to such HELOC, and (b) made the Mortgage Files and Collateral Files available to Purchaser for examination at Seller’s offices or such other location as shall otherwise be agreed upon by Purchaser and Seller. Purchaser may, at its sole option and without notice to Seller, purchase all or part of the HELOCs without conducting any partial or complete examination. The fact that Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect Purchaser’s (or any of its successor’s) rights to demand any other relief or remedy to the extent provided under this Agreement.

Seller shall notify Purchaser of any material changes to the related Underwriting Guidelines, if any, prior to each Closing Date, which changes shall be reasonably acceptable to Purchaser.

On each Closing Date, either (i) Seller shall have obtained a paid in full, life of loan, transferable flood certification reasonably acceptable to Purchaser, if required and if applicable, or (ii) Seller may be subject to a reasonable flood zone determination fee.

(b)Purchaser shall have the right to conduct an underwriting (or to cause its designee to conduct) and a due diligence review of Mortgage Files or Collateral Files (including without limitation credit, compliance, policies, valuation and data) relating to the HELOCs to ensure conformity with this Agreement.

(c)Within ten (10) Business Days after receipt of a Trailing Document by Seller or Seller’s Custodian, Seller shall provide, or cause to be provided, such Trailing Document to Purchaser’s Custodian.

6.4Protection of Consumer Information.   Seller and Purchaser each agree that it (i) shall comply with any applicable Laws regarding the privacy and security of Consumer Information, (ii) shall not use Consumer Information in any manner inconsistent with any applicable Laws regarding the privacy and security of Consumer Information, (iii) shall not disclose Consumer Information to third parties except as required by applicable Laws or to carry out the express terms hereof, (iv) shall maintain adequate physical, technical and administrative safeguards to protect Consumer Information from unauthorized access and (v) shall immediately notify the other party of any actual or suspected breach of the confidentiality of Consumer Information. As soon as reasonably practicable following any actual or suspected breach of the confidentiality of Consumer Information, Seller or Purchaser, as applicable, shall provide the other party with an estimate of any intrusion’s effect on such other party and notice of the corrective action being taken.

Article 7
conditions

7.1Conditions to the Obligations of the Parties. The respective obligations of the Parties hereunder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before each Closing, of each of the following conditions (all or any of which may be waived, to the extent legally permissible, in writing in whole or in part by the Parties in their sole reasonable discretion).

(a)No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any applicable Law or Court Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise enjoining or prohibiting the consummation of such transactions, or that would prevent, or materially impair or delay the ability of either Party to consummate the transactions contemplated by this Agreement.

7.2Conditions to the Obligations of Purchaser. The obligations of Purchaser hereunder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before each Closing, of each of the following conditions (all or any of which may be waived in writing in whole or in part by Purchaser in its sole reasonable discretion).

(a)Representations and Warranties. Each of the representations and warranties of Seller in Article 4 shall be true and correct (without giving effect to materiality, Material Adverse Effect or any similar qualification) as of each Closing as if made at such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b)Trust Receipt.  The Purchaser shall have received from the Custodian a trust receipt in form and substance acceptable to the Purchaser with respect to the Custodian’s receipt of the Collateral Files for the related HELOCs.

(c)Material Adverse Effect.  No Material Adverse Effect shall have occurred since the date of the prior Purchase Confirmation.

(d)Covenants. The covenants and agreements contained in this Agreement to be complied with by Seller on or before each Closing shall have been complied with in all material respects.

7.3Conditions to the Obligations of Seller. The obligations of Seller hereunder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before each Closing, of each of the following conditions (all or any of which may be waived in writing in whole or in part by Seller in its sole reasonable discretion):

(a)Representations and Warranties. Each of the representations and warranties of Purchaser in Article 5 shall be true and correct (without giving effect to materiality or any similar qualification) as of each Closing as if made at such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b)Covenants. The covenants and agreements contained in this Agreement to be complied with by Purchaser on or before each Closing shall have been complied with in all material respects.

Article 8
SERVICING OF LOANS

8.1Seller to Act as Servicer.

(a)The HELOCs will be purchased by the Purchaser and sold by the Seller on a servicing-released basis and the purchase of the HELOCs by the Purchaser shall, for all purposes, include all Servicing Rights relating thereto. During the Servicing Period, the Servicer, as an independent contractor and acting alone, shall service the HELOCs sold to the Purchaser on such Closing Date in accordance with Accepted Servicing Practices and the terms of this Agreement on behalf of Purchaser as the owner of the HELOCs and Servicing Rights.

(b)The Servicer shall service the HELOCs in accordance with the provisions of Article IV of the Existing Servicing Agreement and the related Credit Agreement.  For purposes of the Existing Servicing Agreement, all HELOCs shall be treated by Servicer as Mortgage Loans, Eligible Mortgage Loans, Non-Agency Mortgage Loans (to the extent such provisions are applicable to HELOCs), and either as First Lien Mortgage Loans or Second Lien Mortgage Loans, as applicable, and as identified in the related Mortgage Loan Schedule.

(c)To the extent set forth in and subject to the terms of the Delegation of Authority Matrix attached as Exhibit 10 to the Existing Servicing Agreement, Purchaser hereby delegates authority to the Servicer to carry out the Servicer’s servicing and administration duties with respect to the HELOCs without obtaining the Purchaser’s prior written approval.

8.2Servicing Compensation.  As consideration for servicing the HELOCs, the Purchaser shall (a) pay the Servicer the applicable Servicing Fee and Other Fees the Servicer is entitled to each month, and (b) permit the Servicer to retain additional servicing compensation in the form of Ancillary Income, each in accordance with Schedule 1 hereto.

8.3HELOC Draws.

(a)As of each Closing Date, the Purchaser shall assume the financial obligations of the Seller to fund Draws.  Notwithstanding the foregoing, Servicer shall administer the Draw requests and Draws, by among other things taking the Draw requests from the Mortgagors, determining whether the Draw request is within the related Credit Limit and Draw Period and otherwise permitted by the related Credit Agreement at such time, notifying Mortgagors whether or not the Draw request will be honored, and remitting the approved Draw to the Mortgagor, if applicable, in accordance with Accepted Servicing Practices.

(b)If permitted by Applicable Requirements, the Purchaser shall, within twenty four (24) hours of the Servicer’s written request pursuant to a notice (which notice shall include sufficient information on the related Draws for the Purchaser to reconcile such Draws), remit the aggregate amount of any Draw requests to the Servicer (or its designee) in immediately available funds to the HELOC Funding Account (“Advance Funding of Draws”).  Purchaser shall notify Servicer in which states Advance Funding of Draws is permitted.

(c)If Advance Funding of Draws is not permitted by Applicable Requirements, the Servicer shall fund the Draws from the HELOC Funding Account using Servicer’s own funds.  On the Business Day following the Mortgagor’s receipt of the Draw, Purchaser shall pay the Servicer for any Draws and for the related Cost of Funds by transferring the full amount of such funds to Servicer’s general operating account.  The Parties shall establish a Dedicated Account to serve as collateral for Purchaser’s timely performance of its obligation to pay under this Section 8.3(c).  Purchaser shall at all times be obligated to maintain a minimum balance in the Dedicated Account (“Minimum Balance”) in an amount equal to the anticipated daily Draws from the HELOC Funding Account to be funded from Servicer’s own funds.  Servicer shall provide daily notice of the Minimum Balance obligation to Purchaser.  If Purchaser fails to timely pay Servicer for any Draws and the related Cost of Funds, Servicer shall have the right to withdraw such unpaid Draws and the related Cost of Funds from the Dedicated Account pursuant to the Dedicated Account Control Agreement.  If Purchaser fails to maintain the Minimum Balance, Servicer shall have no obligation to fund Draws from the HELOC Funding Account using Servicer’s own funds.

8.4Additional HELOC-Specific Servicing Obligations.  Servicer shall collect the Annual Fee, Early Closure Fee, and One-Time Draft Fee, each if applicable, as set forth in the related Credit Agreement.  In the event that Servicer becomes aware of the occurrence of any event (i) permitting the termination and acceleration of the HELOC, or (ii) giving rise to a right to suspend Draws or reduce the credit limit of the HELOC, each in accordance with the terms of the Credit Agreement, Servicer shall take such action as the Servicer shall deem reasonably necessary to be in the best interest of the Purchaser in accordance with Accepted Servicing Practices.  Servicer shall determine the daily periodic interest rate and the periodic finance charges and prepare and deliver billing statements, each in accordance with the terms of the Credit Agreement.  Servicer shall obtain an appraisal or other type of valuation of the Mortgaged Property when the Servicer deems reasonably necessary to be in the best interest of the Purchaser in accordance with Accepted Servicing Practices.

8.5Notice to Mortgagors.  Upon boarding of each HELOC for the benefit of Purchaser, the Servicer shall deliver to each related Mortgagor (i) a “Welcome Letter” in accordance with RESPA, (ii) not later than thirty (30) days after each related Closing Date, a written notice meeting the requirements of Section 131(g) of the Truth in Lending Act identifying Purchaser as the new owner or assignee of the HELOC, each in accordance with Accepted Servicing Practices.

8.6Establishment of and Deposits to the Custodial Account.  With respect to the HELOCs, the Servicer shall establish and maintain one or more Custodial Accounts and shall deposit collections on the HELOCs in such Custodial Accounts in accordance with the terms of Section 4.04 of the Existing Servicing Agreement.

8.7Permitted Withdrawals From Custodial Account.  With respect to the HELOCs, Servicer shall be entitled to withdraw funds from the Custodial Account as provided in Section 4.05 of the Existing Servicing Agreement to reimburse itself for any Draws and for the related Cost of Funds as an additional permitted purpose to the extent not paid pursuant to Section 8.3(c) of this Agreement.

8.8Servicing Advances.  Servicer shall be reimbursed monthly for all unpaid Servicing Advances incurred by Servicer in the prior month.  With respect to any Servicing Advances made by Servicer from its own funds under the terms of this Agreement, the Servicer shall be entitled to collect from the Purchaser monthly for the Cost of Funds on such Servicing Advances in the same manner as in the Existing Servicing Agreement.

8.9Superior Liens.  With respect to the second lien HELOCs,  if the Servicer is notified that any superior lienholder has accelerated or intends to accelerate the obligations secured by the superior lien, or has declared or intends to declare a default under the superior mortgage or the promissory note secured thereby, or has filed or intends to file an election to have the related Mortgaged Property sold or foreclosed, the Servicer shall take whatever actions are necessary to protect the interests of the Purchaser, and/or to preserve the security of the related HELOC, subject to any requirements applicable to real estate mortgage investment conduits pursuant to the Code as more fully described in Section 4.24 of the Existing Servicing Agreement.  If a HELOC is identified on the Mortgage Loan Schedule as a second lien HELOC, then the Servicer may consent to the refinancing of the prior senior lien on the related Mortgaged Property, subject to the requirements set forth in Section 4.24 of the Existing Servicing Agreement.

8.10Fidelity Bond, Errors and Omissions Insurance.  During the applicable Servicing Period, the Servicer shall maintain with responsible companies that meet the requirements of Fannie Mae or any Investor in the HELOCs, at its own expense, a blanket Fidelity Bond and an Errors and Omissions Insurance Policy with broad coverage on all officers, employees or other persons acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the HELOCs in accordance with the provisions of Section 4.12 of the Existing Servicing Agreement.

8.11Right to Examine Servicer Records.  Purchaser shall have the right to examine and audit any and all of the books, records, or other information of the Servicer, whether held by the Servicer or by another on its behalf, with respect to or concerning this Agreement or the HELOCs in accordance with the provisions of Section 6.05 of the Existing Servicing Agreement.

8.12Reports to the Owner.  Servicer shall furnish to the Purchaser standard monthly reports as set forth in Section 5.02 of the Existing Servicing Agreement.

8.13Possession of Servicing Files.  The contents of each Servicing File related to a HELOC are and shall be held in trust by the Servicer for the benefit of the Purchaser in accordance with the provisions of Section 6.01 of the Existing Servicing Agreement.

8.14Limitation on Resignation and Assignment by Servicer.  Servicer shall not assign this Agreement, or the servicing of the HELOCs or delegate its rights or duties hereunder or any portion hereof unless permitted under Section 9.03 of the Existing Servicing Agreement.

8.15Termination.  The Servicer’s duties, responsibilities and liabilities under the provisions of this Article VIII shall continue in full force and effect until terminated in accordance with the provisions of Article VIII of the Existing Servicing Agreement.

8.16Cooperation of Servicer with a Reconstitution.  The Servicer and the Purchaser agree that with respect to some or all of the HELOCs, on one or more Reconstitution Dates, at the Purchaser’s sole option, the Purchaser may effect a Reconstitution of some or all of the HELOCs then subject to this Agreement, without recourse, in accordance with the provisions of Article XII of the Existing Servicing Agreement.

Article 9
indemnification and REPURCHASE

9.1Indemnification and Limitation on Liability Related to Servicing.  With respect to Servicing of the HELOCs, the Parties agree that the indemnification and limitation on liabilities provisions of Sections 9.01 and 9.02 of the Existing Servicing Agreement shall apply.

9.2Repurchase Obligations Related to HELOCs.  As further provided below, Seller shall have a repurchase obligation (“Repurchase Obligation”) with respect to any HELOC upon the occurrence of one or more of the following breaches affecting such HELOC:

(a)Upon the discovery by either the Seller or the Purchaser of a breach of any representation, warranty or covenant referenced in Article IV of this Agreement;

(b)Where the Seller fails to deliver, or fails to cause to be delivered, one or more original Collateral Files with respect to the HELOC, within one hundred and eighty (180) days after the related Closing Date, unless specifically caused by delays at the applicable county recorder’s office; or

(c)Where an Early Payment Default has occurred with respect to the HELOC.

Upon receipt of notice from the Purchaser of a breach set forth in this Section 9.2 with respect to any HELOC, if such breach is capable of being cured, the Seller shall have a period of forty (45) days from the date of the notice in which to cure such breach.  If the Seller fails to cure such breach within this time frame, the Seller shall repurchase the affected HELOC by paying the Purchaser the related Repurchase Price immediately after the conclusion of the cure period.  With respect to any breach set forth in this Section 9.2 that is not capable of being cured by the Seller, the Seller shall repurchase the affected HELOC by paying the Repurchase Price within five (5) Business Days after the earlier of (x) the date of its receipt of the notice, and (y) the date of its determination that such breach is incapable of being cured.

Seller expressly understands and agrees that no Repurchase Obligation with respect to any HELOC shall be affected in any way by: (i) the initiation or prosecution of a foreclosure proceeding, or the occurrence of a foreclosure sale, with respect to the HELOC (or the acceptance of a deed-in-lieu of foreclosure by Servicer on behalf of Purchaser); (ii) the transfer of title to the Mortgaged Property to the Purchaser or any third party; (iii) the modification of the HELOC by Purchaser, any subsequent Investor or the Servicer, (iv) the waiver of all or a portion of the unpaid principal balance of the HELOC by Purchaser, any subsequent Investor or the Servicer; or (v) any other action or omission by Purchaser, any subsequent Investor or the Servicer, including, without limitation, normal and customary servicing of the HELOC, including any loss mitigation efforts that affect or impair any rights or remedies against the Mortgagor under the terms of the HELOC or applicable Law, it being expressly understood that any such action or omission set forth in (i) through (v) above may have been required, reasonably necessary or desirable to mitigate any losses resulting from the breach giving rise to the Repurchase Obligation.

At the time of repurchase, the Purchaser and the Seller shall arrange for the reassignment of the repurchased HELOC to the Seller and the delivery to the Seller of the related Mortgage File and

Collateral File held by the Purchaser, its Custodian, or the Servicer on behalf of the Purchaser relating to such HELOC.

9.3Indemnification Related to HELOCs. In addition to the Repurchase Obligations set forth in Section 9.2, the Seller shall defend and indemnify the Purchaser and hold it harmless against any losses, damages, penalties, fines, forfeitures, judgments and any related costs including, without limitation, reasonable and necessary legal fees, resulting from any claim, demand, defense or liability based upon or arising out of (a) any act or omission on the part of the Seller in receiving, processing, funding or servicing any HELOC prior to the Closing Date, (b) any material breach by Seller of any of the terms of this Agreement to the extent not covered under Section 9.1, or (c) any circumstance giving rise to a Repurchase Obligation as set forth in Section 9.2.  In addition to the obligations of the Seller set forth in this Article IX, the Purchaser may pursue any and all remedies otherwise available at law or in equity, including, but not limited to, the right to seek damages.

Article 10
miscellaneous

10.1Public Announcements. No Party shall issue or make any public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the prior approval of the other Party, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed; provided, however, that Purchaser shall be entitled to disclose the existence and terms of this transaction and the identity of Seller (and its Affiliates) in connection with any securitization or sale transaction involving the HELOCs. If a Party is, in the opinion of its counsel, required by applicable Law or the rules of a stock exchange on which its securities are listed to make a public disclosure, such Party shall submit the proposed disclosure in writing as far in advance of the disclosure as practicable, to the other Party and provide the other Party a reasonable opportunity to comment thereon. The contents of any public announcement, press release or other public disclosure that has been reviewed and approved by the reviewing Party or that is consistent with the foregoing may then be re-released by any Party without a requirement for advance notice or re-approval.

10.2Expenses. Whether or not the transactions contemplated hereby are consummated and, except as otherwise specified herein, unless otherwise provided herein each Party shall bear its own costs and expenses with respect to the transactions contemplated by this Agreement.  Seller shall pay all initial recording fees, if any, for any Assignment of Mortgage, and all other fees, costs or expenses in transferring all original documents to the Custodian (or, upon written request of Purchaser, to Purchaser or Purchaser’s designee).  Purchaser shall pay all fees and expenses of Purchaser’s Custodian.  All other costs and expenses incurred in connection with the transfer and delivery of the HELOCs, including recording fees, shall be paid by Seller.

10.3Notices. Unless otherwise specified herein, all notices required or permitted to be given under this Agreement shall be in writing and shall be delivered personally, sent by a nationally recognized overnight courier service, or transmitted by facsimile or email (receipt verified), and shall be deemed to be effective upon receipt. Any such notices shall be addressed to the receiving Party at such Party’s address, fax number or email address set forth below, or at such other address, fax number or email address as may from time to time be furnished by similar notice by either Party:

If to Seller:	PennyMac Loan Services, LLC 3043 Townsgate Road Westlake Village, CA 91361 Attn:Andrew S. Chang Email: Andy.Chang@pnmac.com
If to Purchaser:	PennyMac Corp. 3043 Townsgate Road Westlake Village, CA 91361 Attn:Vandy Fartaj Email: Vandy.Fartaj@pnmac.com
If to Servicer:	PennyMac Loan Services, LLC 3043 Townsgate Road Westlake Village, CA 91361 Attn:Director, Servicing Operations Email: Steve.Bailey@pnmac.com

10.4Entire Agreement; Modification. This Agreement and the related Purchase Confirmations (including all schedules, exhibits and attachments hereto and thereto) and the applicable provisions of the Existing Servicing Agreement, contain the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous agreements, negotiations, commitments and writings between the Parties with respect of the subject matter hereof, and may not be changed or modified in any manner unless in a written instrument duly approved by both Parties.

10.5Severability. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

10.6No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of a Party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.7Governing Law.  This Agreement shall be construed in accordance with the substantive laws of the State of New York applicable to agreements made and to be performed entirely in such State, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.  The parties hereto intend that the provisions of Section 5-1401 of the New York General Obligations Law shall apply to this Agreement.

10.8WAIVER OF TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

10.9SUBMISSION TO JURISDICTION; WAIVERS.  EACH PARTY HEREBY IRREVOCABLY (I) SUBMITS, FOR ITSELF IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE JURISDICTION OF ANY NEW YORK STATE AND FEDERAL COURTS SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY WITH RESPECT TO MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT; (II) AGREES THAT ALL CLAIMS WITH RESPECT TO ANY ACTION OR PROCEEDING REGARDING SUCH MATTERS MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURTS; (III) WAIVES, TO THE FULLEST POSSIBLE EXTENT, WITH RESPECT TO SUCH COURTS, THE DEFENSE OF AN INCONVENIENT FORUM; AND (IV) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

10.10Counterparts. This Agreement, and the related Purchase Confirmations and any amendment or supplement hereto or theretomay be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.  This Agreement and the related Purchase Confirmations may be executed and delivered by facsimile or any other electronic means, including “.pdf” or “.tiff” files, and any facsimile or electronic signature shall constitute an original for all purposes.

10.11Assignments.  Except as set forth in Section 8.12, neither Party shall be permitted to assign this Agreement or any of its rights or obligations under this Agreement, directly or by operation of law or otherwise, without the other Party’s express, prior written consent.  Any such purported assignment or sublicense in violation of this Agreement shall be null and void ab initio.

10.12No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, shall give or be construed to give to any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder.

10.13Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the execution of this Agreement, Seller including in its role as Servicer, at its own expense, shall execute and deliver such instruments of transfer, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement.

10.14No Solicitation. From and after each Closing Date, Seller shall not take any action or permit or cause any action to be taken by any of its agents or subsidiaries, or by any independent contractors on its behalf, to personally, by telephone or mail, solicit the Mortgagor or obligor to refinance a HELOC without the prior written consent of Purchaser. Nothing herein shall preclude Purchaser or Seller from responding to an unsolicited request from a Mortgagor.

Notwithstanding the foregoing, it is understood and agreed that Seller:

(a) may advertise its availability for handling refinancings of mortgages in its portfolio, including loans to consolidate first and second lien mortgages, including the promotion of terms it has available for such refinancings, through the sending of letters or promotional material, so long as it does not specifically target Mortgagors and so long as such promotional material either is sent to the mortgagors for all of the mortgages meeting designated criteria in the servicing portfolio of Seller (those it owns as well as those serviced for others) or sent to all of the Mortgagors who have specific types of mortgages (such as FHA, VA, conventional fixed-rate or conventional adjustable-rate other than HELOCs), or sent to those Mortgagors whose mortgages fall within specific interest rate ranges;

(b) may provide pay-off information and otherwise cooperate with individual Mortgagors who contact it about prepaying their mortgages by advising them of refinancing terms and streamlined origination arrangements that are available; and,

(c) may offer to refinance a HELOC made within thirty (30) days following receipt by it of a pay-off request from the related Mortgagor.

Promotions undertaken by Seller or any of its subsidiaries which are directed to the general public at large (including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements), shall not constitute solicitation under this Section 10.14.

10.15Amendment.  This Agreement may be amended from time to time by Seller and Purchaser by an executed written agreement.

10.16Reproduction of Documents.  This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process.  The Parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

(Signature Page Follows)

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the authorized officers of Purchaser and Seller as of the date first above written.

PENNYMAC LOAN SERVICES, LLC, as Seller and Servicer By: _/s/ Andrew S. Chang________ Name: Andrew S. Chang Title: Senior Managing Director and Chief Financial Officer

[Signature Page to HELOC Flow Purchase Agreement]

PENNYMAC CORP., as Purchaser By: _/s/ Vandad Fartaj___________ Name: Vandad Fartaj Title: Senior Managing Director and Chief Investment Officer

[Signature Page to HELOC Flow Purchase Agreement]

SCHEDULE 1

SERVICING FEES

Monthly Base Servicing Fee (per HELOC):	37.5 basis points times 1/12 times the HELOC unpaid principal balance as of the first day of the relevant month

Additional Monthly Fees for Delinquent Loans:

With respect to each HELOC, an additional monthly Servicing Fee shall apply in the following circumstances:

(i)if, as of the first day of the relevant month, such HELOC is delinquent by 30 days or more and less than 60 days, and no bankruptcy proceeding is pending by or against the Mortgagor and no foreclosure proceeding has been initiated, $10.00;

(iii)if, as of the first day of the relevant month, such HELOC is delinquent by 60 days or more and less than 90 days, and no bankruptcy proceeding is pending by or against the Mortgagor and no foreclosure proceeding has been initiated, $20.00;

(iv)if, as of the first day of the relevant month, such HELOC is delinquent by 90 days or more, and no bankruptcy proceeding is pending by or against the Mortgagor and no foreclosure proceeding has been initiated, $75.00;

(v)if, as of the first day of the relevant month, a bankruptcy proceeding is pending by or against the Mortgagor, $45.00;

(vi)if, as of the first day of the relevant month, foreclosure proceedings on either the HELOC or a superior lien have been commenced, $55.00; or,

(vii)if, as of the first day of the relevant month, the Mortgaged Property has become an REO Property, $75.00.

ANCILLARY INCOME AND OTHER FEES

The Servicer shall be entitled to the following Ancillary Income and Other Fees related to HELOCs, which are paid by the Mortgagor unless indicated below:

Annual Fee:	Servicer will retain $50 (when charged); Purchaser receives remainder.

Early Closure Fee:Purchaser receives 100%.

One-Time Draft Fee:Servicer will retain 100%.

Late Charges Collected:Servicer will retain 75%; Purchaser receives 25%.

NSF Fee:Servicer will retain 100%.

Draw Administration Fee:$0

Line Increase Fee:N/A

Line Decrease or Freeze Fee:$50; Paid by Purchaser; Servicer will retain 100%.

Completed Repayment Plan Fee:$200; Paid by Purchaser; Servicer will retain 100%.

Assumption Fee:N/A

Setup Fee:	$10 for electronic boarding; $25 for manual boarding; Paid by Purchaser; Servicer will retain 100%.

Service Release Fee:N/A

Subordination Fee:$300; Servicer will retain 100%.

Deed in Lieu Fee:$1,750; Paid by Purchaser; Servicer will retain 100%.

Loan Modification Fee:$1,750; Paid by Purchaser; Servicer will retain 100%.

Short Sale Fee:$1,750; Paid by Purchaser; Servicer will retain 100%.

Lien Release Fee:Servicer will retain 100%.

EXHIBIT A

CONTENTS OF COLLATERAL FILE

With respect to each HELOC, the Collateral File shall include each of the following items, originals or copies of which shall be delivered by Seller to Purchaser or Purchaser’s Custodian as specified below:

(A)

The original Credit Agreement together with any applicable riders, bearing all intervening endorsements necessary to show a complete chain of endorsements from the original payee to the last endorsee, endorsed (on the Credit Agreement or an allonge attached thereto) “Pay to the order of ________________ without recourse,” and signed in the name of the last endorsee by a duly qualified officer of the last endorsee.

(B)

Except as provided below, the original Mortgage with evidence of recording thereon. If the original Mortgage has not been returned from the applicable public recording office or if such public recording office retains the original recorded mortgage, a true and complete copy of the original Mortgage which has been delivered for recording in the appropriate public recording office of the jurisdiction in which the Mortgaged Property is located.

(C)

With respect to any HELOCs not registered with MERS, the original Assignment of Mortgage, in blank, executed via original signature, which assignment shall be in form and substance acceptable for recording (except for the insertion of the name of the assignee and the related Mortgage recording information).

(D)

The (i) original policy of title insurance, or (ii) with respect to HELOCs covered by a Master Secondary Loan Policy acquired from Old Republic Home Protection and/or an errors and omissions policy, a copy of such policy or policies.  In each case, if delivered electronically, a copy of the electronic copy, or, if the policy has not yet been issued an electronic copy of the written commitment or interim binder issued by the title insurance company, dated and certified as of the date the HELOC was funded, with a statement by the title insurance company or closing attorney on such binder or commitment that the priority of the lien of the related Mortgage during the period between the date of the funding of the related HELOC and the date of the related title policy (which title policy shall be dated the date of recording of the related Mortgage) is insured.

(E)

With respect to any HELOCs not registered with MERS or that was not a MOM Loan at origination, originals of all intervening Assignments of Mortgage (if applicable), with evidence of recording thereon, showing a complete chain of title from the originator to the last assignee. If the original Assignment of Mortgage has not been returned from the applicable public recording office, a duplicate copy of the original Assignment of Mortgage which has been delivered for recording, certified by Seller. If any such intervening Assignment of Mortgage has been lost or if such public recording office retains the original recorded intervening Assignments of Mortgage, a copy of the instrument certified as recorded by the jurisdiction in which the related Mortgaged Property is located certified by Seller to be a true and complete copy of such Assignments of Mortgage.

(F)

Originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon where required by applicable Law, or if any such assumption, modification, consolidation or extension agreement has not been returned from the applicable public recording office or has been lost or if such public recording office retains the original recorded document, a true and complete photocopy of such document.

(G)

If the Credit Agreement or Mortgage was executed pursuant to a power of attorney or other instrument that authorized or empowered such Person to sign, the original power of attorney (or such other instrument), with evidence of recording thereon, unless such originals are permanently retained by the applicable recording office (in which event, a true and correct copy of each such original).

(H)	The original of the guarantee executed in connection with the Credit Agreement (if any).
(I)	The original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

EXHIBIT B

REPRESENTATIONS AND WARRANTIES AS TO INDIVIDUAL LOANS

Seller makes the following representations and warranties to the Purchaser with respect to each purchased HELOC as of the related Closing Date or such other date as referenced herein.

(a)Payments Current.  All payments required to be made prior to the related Closing Date for the HELOC under the terms of the Credit Agreement have been made and credited.  No payment required under the HELOC is delinquent nor has any payment under the HELOC been delinquent at any time since the origination of the HELOC.

(b)No Outstanding Charges.  All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established, to the extent required under the related Mortgage and as permitted by applicable law, in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable.

(c)Original Terms Unmodified.  The terms of the Credit Agreement and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination; except by a written instrument which has been or is in the process of being recorded, if necessary to protect the interests of the Purchaser.  The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required.  No Mortgagor in respect of the HELOC has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by such policy, and which assumption agreement is part of the Mortgage File.

(d)No Defenses.  The Credit Agreement and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Credit Agreement or the Mortgage, or the exercise of any right thereunder, render either the Credit Agreement or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor in respect of the HELOC was a debtor in any state or Federal bankruptcy or insolvency proceeding at the time the HELOC was originated.  Seller has no knowledge nor has it received any notice that any Mortgagor in respect of the HELOC is a debtor in any state or federal bankruptcy or insolvency proceeding and the Mortgaged Property was not subject to any bankruptcy or foreclosure proceedings during the time period set forth in the related Underwriting Guidelines.

(e)Hazard Insurance.  The Mortgaged Property (including all buildings and improvements thereon) is insured by a fire and extended perils insurance policy, issued by a Qualified Insurer, and such other hazards as are covered under a standard extended coverage endorsement and are customary in the area where the Mortgaged Property is located, in an amount not less than the greatest of (i) 100% of the replacement cost of all improvements to the Mortgaged Property, (ii) the outstanding principal balance of the  HELOC, or (iii) the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property.  At origination of the HELOC, if any portion of the Mortgaged Property is in an area identified by any federal Governmental Entity as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the then-current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the HELOC (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1973.  With respect to a HELOC secured by a condominium unit, it is included under the coverage afforded by a blanket policy for the project.  All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming Seller, its successors and assigns, as mortgagee, and may not be reduced, terminated or canceled without 30 days’ prior written notice to the mortgagee.  No such notice has been received by Seller.  All premiums due on such insurance policy prior to the related Closing Date have been paid.  The related Mortgage obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor.  Where required by applicable state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development.  The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws relating to or affecting the enforcement of insurance policies and (ii) general principles of equity.  Seller has not engaged in, and has no knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

(f)Compliance with Applicable Laws.  Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the HELOC have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and Seller shall maintain or shall cause its agent to maintain in its possession, available for the inspection by the Purchaser, and shall deliver to the Purchaser, upon demand, evidence of compliance with all such requirements.

(g)No Satisfaction of Mortgage.  The Mortgage has not been satisfied, canceled or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would affect any such release, cancellation or rescission.  Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the HELOC to be in default, nor has Seller waived any default resulting from any action or inaction by the Mortgagor.

(h)Location and Type of Mortgaged Property.  The Mortgaged Property is located in the United States or a territory of the United States and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a townhouse; provided that no residence or dwelling is a mobile home.  No portion of the Mortgaged Property is used for commercial purposes; provided, that, the Mortgaged Property may be a mixed use property or a rental property if such Mortgaged Property conforms to the Underwriting Guidelines and use of a portion of the Mortgaged Property as a home office shall not be considered use for a commercial purpose.

(i)Valid First or Second Lien.  The Mortgage is a valid, subsisting, enforceable and, with respect to a HELOC other than a second lien HELOC, perfected first priority lien and first priority security interest or, with respect to a second lien HELOC, a second lien and a second priority security interest, in each case, on the real property included in the Mortgaged Property, including all buildings and improvements on the Mortgaged Property.  The appraisal of the Mortgaged Property does not list any material repair or maintenance items.  The lien of the Mortgage is subject only to:

(i)the lien of current real property taxes and assessments not yet due and payable;

(ii)covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally in the area where the related Mortgaged Property is located and specifically referred to in lender’s title insurance policy or the title insurance policy equivalent delivered to the originator of the HELOC and (a) referred to or otherwise considered in the appraisal made for the originator of the HELOC or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal;

(iii)with respect to a second lien HELOC, a first lien; and

(iv)other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

To the extent applicable, any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the HELOC establishes and creates a valid, subsisting and enforceable, with respect to a HELOC other than a second lien HELOC, first lien and first priority security interest or, with respect to a second lien HELOC, a second lien and second priority security interest, in each case, on the property described therein and Seller has full right to pledge and assign the same to the Purchaser.  The Mortgaged Property was not, as of the date of origination of the HELOC, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the HELOC.

(j)Validity of Mortgage Documents.  The Credit Agreement and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a HELOC, and all signatures thereon, are genuine, and each such document is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity, whether enforcement is sought in a proceeding in equity or at law.  All parties to the Credit Agreement, the Mortgage and any other such related agreement had legal capacity to enter into the HELOC and to execute and deliver the Credit Agreement, the Mortgage and any such agreement, and the Credit Agreement, the Mortgage and any other such related agreement have been duly and properly executed by such related parties.  No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a HELOC has taken place on the part of (i) any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination, sale or servicing of the HELOC, (ii) in the application of any insurance in relation to such HELOC, or (iii) that would impair in any way the rights of the Purchaser in such HELOC or the related Mortgaged Property or that violated applicable law.  Seller has reviewed all of the documents constituting the Mortgage File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein.  To the best of Seller’s knowledge, except as disclosed to the Purchaser in writing, all tax identifications and property descriptions are legally sufficient; and tax segregation, where required, has been completed.

(k)[Reserved].

(l)Ownership.  Seller has full right to sell the HELOC to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell each HELOC pursuant to this Agreement and immediately following the sale of each HELOC, the Purchaser will own such HELOC free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Agreement.

(m)Doing Business.  All parties which have had any interest in the HELOC, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (D) not doing business in such state.

(n)Title Insurance.  Except if the related Underwriting Guidelines do not require title insurance, the HELOC is covered by either (i) an attorney’s opinion of title and abstract of title, the form and substance of which is acceptable to prudent mortgage lending institutions making mortgage loans in the area wherein the Mortgaged Property is located or (ii) except with respect to HELOCs covered by a Master Secondary Loan Policy acquired from Old Republic Home Protection and/or an errors and omissions policy approved by the Buyer in its sole discretion, an ALTA lender’s title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac or acceptable pursuant to the applicable Underwriting Guidelines and each such title insurance policy or such other acceptable form of policy or insurance is issued by a Qualified Insurer, insuring Seller, its successors and assigns, as to the first priority lien or second priority lien, as applicable, of the Mortgage, in the original principal amount of the HELOC, subject only to the exceptions contained in clauses (i)-(iv) of paragraph (i) of this Exhibit B. Additionally, such title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the related Mortgaged Property or any interest therein.  Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required insurance.  Seller, its successors and assigns, are the sole insureds of such lender’s title insurance policy, the assignment to the Purchaser of the Seller’s interest in such title insurance policy does not require any consent or notification to the insurer which has not been obtained or made, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder or servicer of the related Mortgage, including Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

(o)No Defaults.  There is no default, breach, violation or event of acceleration existing under the Mortgage or the Credit Agreement and no event has occurred which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither Seller nor its predecessors have waived any default, breach, violation or event of acceleration.

(p)No Mechanics’ Liens.  There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage, except for such liens as are expressly insured against by a title insurance policy referred to in (n) above.

(q)Location of Improvements; No Encroachments.  All improvements which were considered in determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property.  No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning and building law, ordinance or regulation and the Seller has not received any notice of noncompliance with any applicable use or zoning law, building law, occupancy law, ordinance, regulation, standard, license or certificate with respect to such Mortgaged Property.

(r)Origination; Payment Terms.  The HELOC was originated by or in conjunction with a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority.  The Mortgage Interest Rate on each HELOC adjusts periodically in accordance with the Credit Agreement.  On each Interest Rate Adjustment Date prior to the related Closing Date, if any, the Seller or its agent has made interest rate adjustments, as applicable, on the HELOC which are in compliance with the related Mortgage, Credit Agreement and applicable law.

(s)Customary Provisions.  The Credit Agreement has a stated maturity.  The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby. There is no homestead or other exemption or other right available to the Mortgagor or any other person, or restriction on Seller or any other person, including without limitation, any federal, state or local, law, ordinance, decree, regulation, guidance, attorney general action, or other pronouncement, whether temporary or permanent in nature, that would interfere with, restrict or delay, either (y) the ability of Seller, the Purchaser or any servicer or any successor servicer to sell the related Mortgaged Property at a trustee's sale or otherwise, or (z) the ability of Seller, the Purchaser or any servicer or any successor servicer to foreclose on the related Mortgage.

(t)Occupancy of the Mortgaged Property.  At origination and, to the best of the Seller’s knowledge, as of the related Closing Date, the Mortgaged Property is lawfully occupied in accordance with the related Mortgage and under applicable law.  All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and, if applicable, fire underwriting certificates, have been made or obtained from the appropriate authorities.  Seller has not received notification from any Governmental Entity that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be.  Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate.

(u)No Additional Collateral.  The Credit Agreement is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (i) above.

(v)Deeds of Trust.  In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the mortgagee or the trust to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.

(w)Transfer of HELOCs.  Except with respect to HELOCs registered with MERS, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.

(x)Due-On-Sale.  The Mortgage contains an enforceable provision, to the extent not prohibited by applicable law as of the date of such Mortgage, for the acceleration of the payment of the unpaid principal balance of the HELOC in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

(y)No Buydown Provisions; No Graduated Payments or Contingent Interests.  The HELOC does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a “buydown” provision.  The HELOC is not a graduated payment mortgage loan and the HELOC does not have a shared appreciation or other contingent interest feature.

(z)Consolidation of Draws.  Any Draws made prior to the related Closing Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term.  The consolidated principal amount does not exceed the Credit Limit of the HELOC.

(aa)No Condemnation Proceeding.  There have not been any proceedings pending and, to the best of the Seller’s knowledge, threatened for the total or partial condemnation of the Mortgaged Property.

(bb)Origination; Collection Practices; Escrow Deposits; Interest Rate Adjustments.  The origination and collection practices used with respect to the HELOC have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper.  With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made.  All Escrow Payments have been collected in full compliance with applicable state and federal law.  An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable.  No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Credit Agreement.

(cc)Servicemembers Civil Relief Act.  The Mortgagor has not notified Seller, and Seller has no knowledge, of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003.

(dd)Appraisal.  The Mortgage File contains either (i) any property valuation acceptable to the Buyer in its sole discretion, or (ii) an appraisal of the related Mortgaged Property signed prior to the funding of the HELOC by a qualified appraiser, duly appointed by Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the HELOC, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 as amended and the regulations promulgated thereunder, all as in effect on the date the HELOC was originated.

(ee)[Reserved].

(ff)Construction of Mortgaged Property.  No HELOC was made in connection with the construction of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property.

(gg)Capitalization of Interest.  The Credit Agreement does not by its terms provide for the capitalization or forbearance of interest.

(hh)No Equity Participation.  No document relating to the HELOC provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property.  The indebtedness evidenced by the Credit Agreement is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

(ii)[Reserved].

(jj)[Reserved].

(kk)Mortgage Submitted for Recordation.  The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located. Except with respect to HELOCs registered with MERS, all subsequent assignments of such original Mortgage have been or will be recorded in the appropriate jurisdictions in which such recordation is necessary to perfect the liens against creditors of the Seller.

(ll)Other Encumbrances.  To the best of Seller’s knowledge, any property subject to any security interest given in connection with the HELOC is not subject to any other encumbrances other than a stated first mortgage with respect to a first lien HELOC or, with respect to a second lien HELOC, a stated second mortgage and encumbrances which may be allowed under the related Underwriting Guidelines.

(mm)Description.  Each HELOC conforms to the description thereof as set forth on the related Mortgage Loan Schedule in all material respects. The information on the related Mortgage Loan Schedule correctly and accurately reflects the information contained in the related collateral file and the Seller’s records in all material respects.

(nn)Located in U.S.  No collateral (including, without limitation, the related real property and the dwellings thereon and otherwise) relating to a HELOC is located in any jurisdiction other than in one of the fifty (50) states of the United States or a territory of the United States.

(oo)Underwriting Guidelines.  Each HELOC has been originated in accordance with the related Underwriting Guidelines in effect at time of origination of such HELOC; provided, however, any HELOC not underwritten in conformance with the applicable Underwriting Guidelines has been marked as an exception loan on the related Mortgage Loan Schedule and such HELOC has documented compensating factors supporting the underwriting decision.  The methodology used in underwriting the extension of credit for such HELOC employs objective mathematical principles which relate to the relationship between the Mortgagor’s income, assets, and liabilities and the proposed payment.  To the extent required by the applicable Underwriting Guidelines, the source of the down payment with respect to the HELOC has been verified by the related originator in accordance with such Underwriting Guidelines.

(pp)[Reserved].

(qq)[Reserved].

(rr)Predatory Lending Regulations; High Cost Loans.  None of the HELOCs are classified as High Cost Loans regardless of whether the originator or the Seller is exempted from applicable state or local law by virtue of federal preemption; provided that, any HELOC secured by a Mortgaged Property in Illinois characterized as a “threshold” loan shall not be a “high cost” loan unless it is characterized as “predatory” under applicable local law.  No HELOC has an “annual percentage rate” or total “points and fees” payable by the related Mortgagor (as each such term is defined under the Home Ownership and Equity Protection Act of 1994 (“HOEPA”)) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. § 226.32(a)(1)(i) and (ii). No HELOC has a percentage listed under the Indicative Loss Severity Column (the column that appears in the then-current Standard & Poor’s LEVELS® Glossary of Terms on Appendix E).

(ss)[Reserved].

(tt)[Reserved].

(uu)Negative Amortization.  No Credit Agreement relating to a HELOC provides for negative amortization.

(vv)[Reserved]

(ww)Ability to Repay.  Notwithstanding anything to the contrary set forth in this Agreement, on and after January 10, 2014 (or such later date as set forth in the relevant regulations), prior to the origination of each HELOC, the originator made a reasonable and good faith determination that the Mortgagor had a reasonable ability to repay the loan according to its terms, in accordance with, at a minimum, the eight underwriting factors set forth in 12 CFR 1026.43(c); provided that a modification subsequent to the date listed above shall not be considered an “origination” of a HELOC or a “covered transaction” as long as no new Credit Agreement is executed and delivered and the interest rate of the related HELOC is not increased.

(xx)[Reserved].

(yy)[Reserved].

(ddd)Property Value.  Seller has delivered an appraisal or a property valuation acceptable to the Buyer in its sole discretion, as applicable.  The person performing such property valuation received no benefit from, and such person’s compensation or flow of business from the Seller were not affected by, the acquisition of the HELOC by the Seller or any other applicable transferee.

(eee)Terms.  With respect to the HELOC, the related Mortgagor may request advances up to the Credit Limit within the first (1st) ten (10) years following the date of origination, subject to termination or suspension under the terms of the related Credit Agreement.

(fff)Revolving Term.  Each HELOC provides for an initial period (the “Revolving Period”) during which the Mortgagor is required to make monthly payments of interest payable in arrears and requires repayment of the unpaid principal balance thereof over a period following the Revolving Period (the “Repayment Period”), which is not in excess of tow hundered and forty (240) months.  As of the related Closing Date, no HELOC was in its Repayment Period.

(ggg)Draws in Compliance with Laws.  Each Draw under the HELOC has been disbursed in accordance with all applicable laws, rule and regulations, including, without limitation, all applicable state and local licensing requirements.

(hhh)Enforcement of Remedies.  Each Credit Agreement permits the holder to enforce its full remedies, including the right to suspend or terminate the right to make additional Draws or to reduce the Credit Limit if (i) the value of the related Mortgaged Property declines significantly, (ii) the Mortgagor’s financial circumstances materially change, or (iii) certain other events occur, including a material event of default by the Mortgagor, as described in the related Credit Agreement.

(iii)Mortgagor.  Each Mortgagor is a natural person and/or trustee for an Illinois land trust or a trustee under a “living trust” and such “living trust” is in compliance with Fannie Mae or Freddie Mac guidelines applicable at the time of origination of the related HELOC.  In the event the Mortgagor is a trustee of a “living trust,” such trustee is a natural person and is an obligor under the related Credit Agreement in his or her individual capacity.   The Mortgagor is (i)(x) either a United States citizen or (y) a permanent resident alien who has the right to legally  live and work permanently in the United States or a territory of the United States, or (ii) an eligible Mortgagor pursuant to, and in accordance with, the applicable Underwriting Guidelines and legally permitted to reside in the United States or a territory of the United States.  Evidence of residency status for a permanent resident alien has been validated by documentation acceptable to Fannie Mae or Freddie Mac.

(jjj)No Primary Mortgage Insurance.  No HELOC is insured by a primary mortgage guaranty insurance.

(kkk)Qualified Mortgage.  Each HELOC constitutes a qualified mortgage under Section 860G(a)(3)(A) of the Code and Treasury Regulation Section 1.860G-2(a)(1).

(lll)Single Premium Credit Life Insurance.  The related Mortgagor was not required to purchase any credit life, credit disability, credit unemployment, credit property, accident or health insurance product as a condition of obtaining the extension of credit.  None of the proceeds of such HELOC were used to purchase or finance a single premium credit insurance policy as part of the origination of, or as a condition to the closing of such HELOC.

(mmm)Higher Cost Products.  The related Mortgagor was not encouraged or required to select such loan product offered by the originator that was a higher cost product designed for less creditworthy borrowers, unless at the time of such HELOC’s origination, such Mortgagor did not qualify, taking into account credit history and debt-to-income ratios, for a lower cost credit product then offered by such originator or an affiliate of such originator.  If, at the time of loan application, the related Mortgagor may have qualified for a lower cost credit product then offered by the related originator or any mortgage lending affiliate of such originator, such originator referred such Mortgagor’s application to such affiliate for underwriting consideration.

(nnn)No Mandatory Arbitration.  With respect to such HELOC, neither the related Mortgage nor the related Credit Agreement requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction.

(ooo)No Litigation Pending.  There is no action, suit, proceeding or investigation pending, or to the best of the Seller’s knowledge, threatened, that is related to the HELOC and likely to materially and adversely affect such HELOC.

EXHIBIT C

FORM OF PURCHASE CONFIRMATION

This PURCHASE CONFIRMATION (this “Purchase Confirmation”), dated as of ________, 20__ (the “Closing Date”), is entered into by and between PennyMac Loan Services, LLC, a Delaware limited liability company (“Seller”), and PennyMac Corp., a Delaware corporation (“Purchaser”), pursuant to that certain HELOC Flow Purchase and Servicing Agreement Agreement, dated as of February 25, 2019 (the “Purchase Agreement”), by and between Purchaser and Seller.  Each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in the Purchase Agreement.

In consideration of the mutual representations, warranties, and covenants set forth in the Purchase Agreement and herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged:

1.Purchaser agrees (a) to purchase from Seller, on and as of the Closing Date, and on the terms and subject to the conditions set forth in the Purchase Agreement and herein, each Loan specified in the Mortgage Loan Schedule attached as Schedule 1 hereto, and (b) to pay Seller, on the Closing Date by wire transfer of immediately available funds to the account designated by Seller, the Purchase Price as follows:

Closing Date:
Purchase Price Percentage:
Aggregate Principal Balance:	x
Base Purchase Price:	=
Aggregate Accrued Interest:	+
HELOC Origination Fee	+ $1,500
PURCHASE PRICE	=

2.Seller hereby assigns, conveys, grants, sells, transfers, and releases to Purchaser, on and as of the Closing Date, and on the terms and subject to the conditions set forth in the Purchase Agreement and herein, indefeasible and marketable title — free and clear of all conditions, encumbrances, and other restrictions — to all interest, right, and title of Seller in and to each Loan specified in the Mortgage Loan Schedule, including without limitation the exclusive right to own, possess, and control all rights to: (a) all Loan proceeds received at any time on or after the Closing Date; (b) the Collateral File and the Mortgage File and all documents and instruments therein at all times on and after the Closing Date except as otherwise set forth in the Purchase Agreement; and (c) all other benefits, duties, obligations, powers, privileges, responsibilities, and rights arising out of, resulting from, or relating to any or all of the foregoing at all times on and after the Closing Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Purchase Confirmation to be duly executed by their respective officers hereunder duly authorized, as of the Closing Date.

SELLER:

PENNYMAC LOAN SERVICES, LLC

By:

Name:

Title:

PURCHASER:

PENNYMAC CORP.

By:

Name:

Title:

SCHEDULE 1

TO THE PURCHASE CONFIRMATION

MORTGAGE LOAN SCHEDULE